FRANKLIN ALTERNATIVE STRATEGIES FUNDS

on behalf of

FRANKLIN K2 ALTERNATIVE STRATEGIES FUND

AMENDMENT TO AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

This Amendment dated July 1, 2020, is to the Amended and Restated Investment Management Agreement made as of October 1, 2017 (the “Agreement”), by and between FRANKLIN ALTERNATIVE STRATEGIES FUNDS, a Delaware statutory trust (the “Trust”), on behalf of FRANKLIN  K2 ALERTNATIVE STRATEGIES FUND (the “Fund”), a series of the Trust, and K2/D&S MANAGEMENT CO., L.L.C., a Delaware limited liability company (the “Manager”).

WHEREAS, both the Manager and the Trust wish to revise the investment management fee of the

Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

1.        Management Fee. With effect as of June 1, 2020 and thereafter, Section 4.A. of the Agreement is hereby deleted and replaced with the following.

For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information. The rate of the management fee payable by the Fund shall be calculated daily at the annual rate as follows:

Fund Net Assets                                                               Investment Management Fee

Up to $1 billion                                                                                                                                                                              1.90%

Above $1.0 billion up to and including $1.5 billion               1.85%

Above $1.5 billion up to and including $3.0 billion               1.80%

Above $3.0 billion                                                                                                                                                                          1.75%

2.        Miscellaneous.

(a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

(b) Except as expressly amended hereby, all terms and provisions of the Agreement remain in full force and effect.

(c) This Amendment may be executed in any number of counterparts , e ac h of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES FUNDS

on behalf of FRANKLIN K2 ALTERNATIVE STRATEGIES FUND

By: /s/Steven J. Gray

Steven J. Gray

Title:     Vice President and Secretary

K2/D&S MANAGEMENT CO., L.L.C.

By: /s/Andrew A. Kandiew

Andrew A. Kandiew

Title:     Head of Operations and Operational Due Diligence